EXHIBIT 2.2

Description of Securities

Ordinary Shares

General. The unissued shares of the Company shall be at the disposal of the Board, under its absolute discretion, at such times and for such consideration and upon such terms and conditions and for any reason, without limitation, but so that no shares shall be issued at a discount to par value. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of preferred shares, no vote of the holders shall be a prerequisite to the issuance of any shares of any class or series of the preferred shares authorized by and complying with the conditions of the Memorandum and Articles of Association. The board may issue options, warrants, convertible securities or other similar nature securities.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors.

Voting Rights. Subject to any special rights or restrictions as to voting attached to any shares, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. All votes at meetings of members shall be by way of poll. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Transfer of Ordinary Shares. Subject to these Articles, any Member may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by the NASDAQ or in any other form approved by the Board and may be under hand or, if the transferor or transferee is a clearing house or a central depository house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time. Our board of directors may, in its absolute discretion, and without assigning any reason, refuse to register any transfer of any ordinary share which is not fully paid up or upon which our company has a lien. Our directors may also decline to register any transfer of any ordinary share unless (a) a fee of such maximum sum as the NASDAQ may determine to be payable or such lesser sum as the Board may from time to time require is paid to the Company in respect thereof; (b) the instrument of transfer is in respect of only one class of shares; (c) the instrument of transfer is lodged at the Office or such other place at which the Register is kept in accordance with the Law or the Registration Office (as the case may be) accompanied by the relevant share certificate(s) and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do); and (d) if applicable, the instrument of transfer is duly and properly stamped.

If our directors refuse to register a transfer they shall, within one months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on fourteen (14) days’ notice being given by advertisement in an appointed newspaper or any other newspapers or by any other means in accordance with the requirements of the NASDAQ to that effect, be suspended at such times and for such periods (not exceeding in the whole thirty (30) calendar days in any year) as our directors may determine.

Winding-Up/Liquidation. If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Companies Act, pass a special resolution voluntarily winding up the company. Upon being appointed, a liquidator may do either or both of the following with the authority of a special resolution:

(a) divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b) vest the whole or any part of the assets in trustees for the benefit of shareholders as the liquidator thinks fit.

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The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares. We may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our Board of Directors.

Inspection of Books and Records. The accounting records shall be kept at the office or, at such other place or places as the board decides and shall always be open to inspection by the directors. No member, non-director, shall have any right of inspecting any accounting record or book or document of the company except as conferred by the law or authorized by the board or the members in general meeting.

Issuance of Additional Shares. Our Memorandum and Articles authorize our Board of Directors to issue additional ordinary shares from time to time as our Board of Directors shall determine, to the extent there are available authorized but unissued shares.

Our Memorandum and Articles also authorizes our Board of Directors to establish from time to time one or more series of preferred shares and to determine, subject to compliance with the variation of rights of shares provision in the Memorandum and Articles, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our Board of Directors may, issue preferred shares without action by our shareholders to the extent there are authorized but unissued shares available.

General Meetings of Shareholders and Shareholder Proposals.

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Act to call shareholders’ annual general meetings; however, our articles provide that the Company shall hold a general meeting as an annual general meeting in each year other than the year in which the Articles are adopted. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. Upon the written request of shareholders holding 20% or more of the issued share capital of the Company carrying the right to vote in respect of the matter for which the meeting is requisitioned, any one or more of the directors shall forthwith proceed to convene a meeting of shareholders. The written request of shareholders to requisition a meeting must state the objects of the meeting and must be signed by the shareholders requisitioning the meeting. The written request must be lodged at the principal place of business of the Company (with a copy to the registered office) and may be delivered in counterpart. If our board of directors do not within 21 calendar days, proceed to convene a meeting of shareholders within a further 21 days, the requisitionists, or any of them together holding at least half of the total voting rights of all of them may convene the general meeting but any meeting so convened shall not be held after the expiration of three months after the expiration of the second 21 calendar days.

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At least ten (10) clear days’ notice of a meeting shall be given to shareholders entitled to attend and vote at such meeting where such meeting is convened by the directors.

Subject to the Cayman Companies Act, a general meeting may be convened on shorter notice, if

(a)	In the case of an annual general meeting, by all the Members entitled to attend and vote thereat; and

(b)

In the case of any other meeting, by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than ninety-five per cent (95%) in nominal value of the issued shares giving that right.

The presence of one or more shareholders entitled to vote, whether in person or represented by proxy or (if a corporation) by its duly appointed representative representing not less than one-third in nominal value of the total issued voting shares in the Company throughout the meeting, shall constitute a quorum at a general meeting.

If, within 30 minutes (or such longer time not exceeding one hour as the chairman of the meeting may determine to wait) from the time appointed for the meeting a quorum is not present, the meeting, shall stand adjourned to the same day in the next week at the same time and place or to such other time and place as is determined by the directors and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the meeting shall be dissolved.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for fourteen days or more, at least seven (7) clear days’ notice of the adjourned meeting shall be given specifying the time and place of the adjourned meeting but it shall not be necessary to specify in such notice the nature of the business to be transacted at the adjourned meeting.

At any general meeting a resolution put to the vote of the meeting shall be decided by poll by the affirmative vote of the majority of issued shares held by persons present in person or by proxy at the meeting entitled to vote and each shareholder shall be entitled to one vote in respect of each fully paid share held. A declaration by the chairman that a resolution has been carried, or carried unanimously, or by a particular majority, or not carried by a particular majority, or lost, and an entry to that effect made in the minute book of the Company, shall be conclusive evidence of the facts without proof of the number or proportion of the votes recorded for or against the resolution.

In the case of an equality of votes, on a poll, the chairman of the meeting at shall be entitled to a second or casting vote in addition to any other votes he may have.

Register of Members

Under Cayman Islands law, we must keep a register of members and there should be entered therein:

●	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our Company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Once our register of members has been updated, the shareholders recorded in the register of members are deemed to have legal title to the shares set against their name.

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If the name of any person is incorrectly entered in, or omitted from, our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our Company, the person or member aggrieved (or any member of our Company or our Company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles require us to indemnify our officers and directors for actions, costs, charges, losses, damages, and expenses (“Indemnified Losses”) incurred in their capacities as such unless such Indemnified Losses arise from dishonesty or fraud of such directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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